                           OFFER TO PURCHASE FOR CASH

                                       BY

                        COEUR D'ALENE MINES CORPORATION

                                       OF

                     UP TO $27,800,000 PRINCIPAL AMOUNT OF
                6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

    AT A PURCHASE PRICE NOT GREATER THAN $720 NOR LESS THAN $640 PER $1,000
                         PRINCIPAL AMOUNT OF DEBENTURES

    COEUR IS NOT OBLIGATED TO PURCHASE ANY DEBENTURES IF LESS THAN A MINIMUM OF $10,000,000 PRINCIPAL AMOUNT OF DEBENTURES ARE TENDERED. IT RESERVES THE RIGHT, HOWEVER, TO PURCHASE LESS THAN THE $10,000,000 MINIMUM PRINCIPAL AMOUNT IF IT CHOOSES TO DO SO.

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12 NOON, NEW YORK CITY TIME, AND 5:00 P.M., LONDON TIME, ON THURSDAY, JUNE 8, 2000, UNLESS THE OFFER IS EXTENDED.

    Coeur d'Alene Mines Corporation, an Idaho corporation, ("Coeur" or "Company") invites the holders of its 6% Convertible Subordinated Debentures due 2002 ("Debentures") to tender up to $27,800,000 principal amount of Debentures for purchase by the Company at a price not greater than $720 nor less than $640 per $1,000 principal amount of Debentures, plus accrued and unpaid interest from June 10, 1999 up to, but not including, the date of payment. This Offer to Purchase, together with the accompanying Letters of Transmittal, constitute the "Offer" which is made upon the terms and conditions set forth herein. See
Section 3.

    The Company will select the lowest purchase price that will allow it to buy $27,800,000 principal amount of Debentures or such lesser principal amount of Debentures as are properly tendered, and not withdrawn. All Debentures acquired in the Offer will be acquired at the same purchase price.

    Only Debentures properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Debentures tendered at or below the purchase price may not be purchased if more than the $27,800,000 principal amount of Debentures we seek are properly tendered. Debentures not purchased in the Offer will be returned as promptly as practicable following the Expiration Date. See Section 3.

    We reserve the right, in our sole discretion, to purchase more than $27,800,000 principal amount of the Debentures pursuant to the Offer. See
Section 1.

    The Debentures are traded in the U.S. in the inter-dealer market. On May 8, 2000, the last full trading day before announcement of the Offer, the last bid price in the inter-dealer market for the Debentures, as a percent of par was 60 ($600 per $1,000 principal amount of the Debentures). Debenture holders are urged to obtain current market quotations for the Debentures. The Debentures are listed, but not regularly traded, on the Luxembourg Stock Exchange, which posts a price for the Debentures not more frequently than monthly. On March 31, 2000, the date of the last posting, the price for the Debentures, as a percent of par, was 58. See Section 7 for further information about the market for the Debentures.

    The Debentures are convertible into shares of our common stock at a current conversion price of $25.57 per share. The common stock is listed and traded on the New York Stock Exchange under the symbol "CDE." On May 8, 2000, the last reported sale price of the common stock on the New York Stock Exchange was $3.875 per share. See Section 7.

    The terms "we", "us" and "our" as used in this Offer to Purchase refer to Coeur, the Company. Unless otherwise noted, all "Section" references are to the numbered sections under "The Offer."

    OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR DEBENTURES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR DEBENTURES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR DEBENTURES AND, IF SO, WHAT PRINCIPAL AMOUNT TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                             ABN AMRO INCORPORATED
                            ------------------------

                      OFFER TO PURCHASE DATED MAY 9, 2000

    THE DEBENTURES WERE ISSUED IN BEARER FORM, WITH INTEREST COUPONS ATTACHED ("BEARER DEBENTURES"), AND IN REGISTERED FORM, WITHOUT COUPONS ("REGISTERED DEBENTURES"). OF THE TOTAL PRINCIPAL AMOUNT OF DEBENTURES OUTSTANDING AS OF MAY 9, 2000, APPROXIMATELY $34 MILLION PRINCIPAL AMOUNT WERE BEARER DEBENTURES AND APPROXIMATELY $2 MILLION WERE REGISTERED DEBENTURES. THE OFFER IS BEING MADE FOR THE PURCHASE OF THE REGISTERED DEBENTURES AND BEARER DEBENTURES ON THE SAME TERMS AND CONDITIONS AND AT THE SAME PURCHASE PRICE. THE PROCEDURES FOR TENDERING REGISTERED DEBENTURES, HOWEVER, ARE DIFFERENT IN CERTAIN RESPECTS FROM THOSE APPLICABLE TO THE TENDER OF BEARER DEBENTURES. THERE ARE SEPARATE FORMS OF LETTERS OF TRANSMITTAL FOR TENDERING REGISTERED DEBENTURES AND BEARER DEBENTURES. YOU SHOULD CONTACT THE INFORMATION AGENT OR THE DEALER MANAGER FOR THIS OFFER IF YOU HAVE ANY QUESTIONS REGARDING PROCEDURES FOR THE TENDER OF YOUR DEBENTURES. SEE THE BACK PAGE OF THIS DOCUMENT FOR CONTACT INFORMATION.

                                   IMPORTANT

    If you wish to tender all or any part of the Debentures you hold, you must:

    - Follow the instructions described in Section 3 carefully, including completing the applicable Letter of Transmittal in accordance with the instructions and delivering it, along with your Debenture certificates and any other required items, to The Bank of New York, the Depositary.

    - If you hold Registered Debentures that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your Debentures and request that the nominee tender them for you.

    - If you hold Bearer Debentures, you must tender them through a direct accountholder in Euroclear or Clearstream, or physically deliver them to the Depositary.

    Any Debenture holder who desires to tender Registered Debentures and whose certificates for the Debentures are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to expiration of the offer must tender the Debentures pursuant to the guaranteed delivery procedure set forth in Section 3.

    TO PROPERLY TENDER DEBENTURES, YOU MUST PROPERLY COMPLETE THE APPLICABLE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING DEBENTURES.

    If you wish to maximize the chance that your Debentures will be purchased at the purchase price determined by us, you should check the box in the section in the Letter of Transmittal captioned "Debentures Tendered at Price Determined Pursuant to the Offer." Note that this election could result in your Debentures being purchased at the minimum price of $640 per $1,000 principal amount of Debentures.

    If you have questions, need assistance or require additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact D.F. King & Co., Inc., or D.F. King (Europe), each, the Information Agent, or ABN AMRO Incorporated, the Dealer Manager for the offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR DEBENTURES OR AS TO THE PURCHASE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR DEBENTURES IN THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE APPLICABLE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

    THIS OFFER TO PURCHASE AND THE APPLICABLE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    NEITHER COEUR, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY OF THEIR AFFILIATES MAKE ANY REPRESENTATIONS TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER DEBENTURES.

                                SUMMARY OF TERMS

     We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the Offer to the same extent described later in this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE YOUR DEBENTURES?

     We are Coeur d'Alene Mines Corporation. We are offering to purchase up to $27,800,000 principal amount of our 6% Convertible Subordinated Debentures Due 2002. The Debentures, by their terms, mature in June 2002.

WHAT WILL THE PURCHASE PRICE FOR THE DEBENTURES BE AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the Offer through a procedure commonly called a modified "Dutch Auction." This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Debentures. The price range for this offer is $640 to $720 per $1,000 principal amount of Debentures. We will select the lowest purchase price that will allow us to buy $27,800,000 principal amount of Debentures or such lesser number of Debentures as are properly tendered and not withdrawn. All Debentures we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Debentures above the purchase price we determine. If you wish to maximize the chance that your Debentures will be purchased, you should check the box in the selection on the related Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could result in your Debentures being purchased at the minimum price of $640 per $1,000 principal amount of Debentures. If your Debentures are purchased in the offer, you will be paid the purchase price, in cash, plus accrued and unpaid interest from June 10, 1999 up to, but not including, the date of payment, as soon as practicable after the expiration of the offer period. See Section 1.

HOW MANY DEBENTURES WILL COEUR PURCHASE?

     We will purchase $27,800,000 principal amount of Debentures in the Offer or such lesser principal amount of Debentures as are properly tendered and not withdrawn. If more than $27,800,000 principal amount of Debentures are tendered, all Debentures tendered at or below the purchase price will be purchased on a pro rata basis. We also expressly reserve the right to purchase additional Debentures. We shall not be obligated to purchase any Debentures if less than a minimum of $10,000,000 principal amount of Debentures is tendered. However, we reserve the right to purchase less than the $10,000,000 minimum principal amount if we choose to do so. See Section 1.

WHAT IS THE RECENT MARKET PRICE OF YOUR DEBENTURES?

     On May 8, 2000, the last full trading day before the announcement of the Offer, the last bid price of the Debentures in the U.S. inter-dealer market as a percent of par was 60 ($600 per $1,000 principal amount of the Debentures). The last posted price for the Debentures on the Luxembourg Stock Exchange on March 31, 2000, as a percent of par was 58. You are urged to obtain current market quotations for your Debentures.

WHAT IS THE RECENT MARKET PRICE OF THE COMMON STOCK INTO WHICH THE DEBENTURES ARE CONVERTIBLE?

     The Debentures are convertible into Coeur Common Stock at a conversion price of $25.57 per share. On May 8, 2000, the last reported sale price of Coeur's common stock on the New York Stock Exchange was $3.875 per share.

HOW WILL COEUR PAY FOR THE DEBENTURES?

     We will need a maximum of $20,016,000 to purchase $27,800,000 principal amount of Debentures, assuming the price paid per $1,000 principal amount of Debentures is $720. At March 31, 2000, we had approximately $80.9 million of cash and cash equivalents. See Section 8.

HOW LONG DO YOU HAVE TO TENDER YOUR DEBENTURES?

     You may tender your Debentures until the Offer expires. The Offer will expire on Thursday, June 8, 2000, at 12 noon, New York City time, and 5 p.m., London time, unless we extend the Offer. We may choose to extend the Offer at any time. We cannot assure you, however, that the Offer will be extended, or, if extended, for how long. See Sections 1 and 14.

HOW WILL YOU BE NOTIFIED IF COEUR EXTENDS THE OFFER?

     If the Offer is extended, we will make a public announcement of the extension no later than 12 noon, New York City time, and 5 p.m., London time, on the first business day after the previously scheduled expiration of the Offer period. See Section 14.

ARE THERE ANY CONDITIONS TO THE OFFER?

     Yes. Our obligation to accept and pay for your tendered Debentures depends upon a number of conditions, including:

     - A minimum of $10,000,000 principal amount of Debentures shall have been tendered in response to the Offer. However, we reserve the right to accept less than the $10,000,000 minimum principal amount if we choose to do so.

     - No legal action shall have been threatened, pending or taken, that might adversely affect the Offer.

     - No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

     - No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the Offer.

     For more information on conditions to the Offer, see Section 6.

HOW DO YOU TENDER YOUR DEBENTURES?

     To tender your Debentures, prior to 12 noon, New York City time, 5 p.m., London time, on Thursday, June 8, 2000, unless the Offer is extended:

FOR REGISTERED DEBENTURES

     - you must deliver your Debenture certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at its New York City address; or

     - the Depositary must receive a confirmation of receipt of your Debentures by book-entry transfer and a properly completed and duly executed Letter of Transmittal or the other documents described in this Offer to Purchase; or

     - you must comply with the guaranteed delivery procedure outlined in
       Section 3.

FOR BEARER DEBENTURES

     - the Letter of Transmittal together with the Debentures must be properly completed, executed and sent to the Depositary at its London address; or

     - In the case of Debentures held through Euroclear or Clearstream, transmit an electronic instruction to Euroclear or Clearstream in accordance with their normal procedures instructing either Euroclear or Clearstream, as the case may be, to tender Debentures on their behalf; or

     - The direct accountholder in Euroclear or Clearsteam must deliver a Letter of Transmittal to the Depositary and transmit instructions to Euroclear or Clearstream, as the case may be, to block the tendered Debentures, debit the accountholder's account in respect of Debentures accepted for purchase as notified by the Depositary, and credit payment of the purchase price, among other matters. See Section 3.

     You may also contact the Information Agent in New York or London, the Dealer Manager or your broker for assistance. Contact information for the Information Agent and Dealer Manager is set forth on the back cover page of this document. See Section 3 and the instructions to the related Letter of Transmittal.

ONCE YOU HAVE TENDERED DEBENTURES IN THE OFFER, CAN YOU WITHDRAW YOUR TENDERED DEBENTURES?

     Yes. You, or, in the case of Bearer Debentures, the direct accountholder on your behalf may withdraw your tendered Debentures at any time before, 12 noon, New York City time, 5 p. m., London time, on Thursday, June 8, 2000, unless we extend the Offer, in which case you can withdraw your Debentures until the expiration of the Offer as extended. If we have not accepted for payment the Debentures you have tendered to us, you may also withdraw your Debentures at any time after 12 noon, New York City time, 5 p.m., London time, on July 5, 2000. See Section 4.

HOW DO YOU WITHDRAW DEBENTURES YOU PREVIOUSLY TENDERED?

     You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the appropriate address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, or the name of the direct accountholder in Euroclear or Clearstream acting on your behalf, the principal amount of Debentures to be withdrawn and the name of the registered holder of any Registered Debentures. Some additional requirements apply if the certificates for Debentures to be withdrawn have been delivered to the Depositary or if Debentures have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

IN WHAT ORDER WILL TENDERED DEBENTURES BE PURCHASED?

     We will purchase Debentures from all holders who properly tender Debentures at or below the purchase price selected by us, on a pro rata basis. Therefore, all of the Debentures that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.

WHAT DO COEUR AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

     Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your Debentures or at what purchase price you should choose to tender your Debentures. You must decide whether to tender your Debentures and, if so, what amount of Debentures to tender and the price or prices at which you will tender them. You should discuss whether to tender your Debentures with your broker or other financial advisor. See Section 2.

WHEN WILL COEUR PAY YOU FOR THE DEBENTURES YOU TENDER?

     We will pay the purchase price, in cash, plus accrued and unpaid interest from June 10, 1999 up to, but not including, the date of payment, for the Debentures we purchase as promptly as practicable after the expiration of the Offer and the acceptance of the Debentures for payment. See Sections 1 and 5.

WILL YOU HAVE TO PAY BROKERAGE COMMISSIONS IF YOU TENDER YOUR DEBENTURES?

     If you hold Registered Debentures and you tender your Debentures directly to the Depositary, you will not incur any brokerage commission. If you hold your Registered Debentures through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. Holders of Bearer Debentures will not incur any brokerage commission when they tender Debentures to the Depositary, but may incur transaction costs charged by direct accountholders in Euroclear or Clearstream. See the Introduction and Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF YOU TENDER YOUR DEBENTURES?

     Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the Debentures you tender. In addition, the receipt of cash for your tendered Debentures will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) interest income subject to ordinary income tax rates. See Section 13.

WILL YOU HAVE TO PAY A TRANSFER TAX IF YOU TENDER YOUR DEBENTURES?

     If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Registered Debentures to the registered holder, you will not incur any transfer tax. You will not incur any transfer tax when tendering Bearer Debentures. See Section 5.

WHOM DO YOU CONTACT IF YOU HAVE QUESTIONS ABOUT THE OFFER?

     The Information Agent or Dealer Manager can help answer your questions. The Information Agent is D.F. King & Co., Inc. in the U.S., and D.F. King (Europe) in Europe, and the Dealer Manager is ABN AMRO Incorporated. Their contact information is set forth on the back cover page of this Offer to Purchase.

                               TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS.......................................      1
INTRODUCTION.....................................................      2
THE OFFER........................................................      3
 1.  Principal Amount of Debentures..............................      3
 2.  Purpose of the Offer........................................      5
 3.  Procedures for Tendering Debentures.........................      6
 4.  Withdrawal Rights...........................................     11
 5.  Purchase of Debentures and Payment of Purchase Price........     12
 6.  Conditions of the Offer.....................................     13
 7.  Price Range of the Debentures and the Common Stock;
     Information Regarding the Debentures........................     15
 8.  Source and Amount of Funds..................................     16
 9.  Certain Information Concerning Us...........................     16
10.  Interests of Directors and Executive Officers; Transactions
     and Arrangements Concerning the Debentures..................     18
11.  Effects of the Offer on the Market for Debentures...........     18
12.  Certain Legal Matters; Regulatory Approvals.................     18
13.  Certain United States Federal Income Tax Consequences.......     19
14.  Extension of the Offer; Termination; Amendment..............     20
15.  Fees and Expenses...........................................     21
16.  Miscellaneous...............................................     21

                           FORWARD LOOKING STATEMENTS

     This Offer to Purchase, the Introduction, Sections 2, 9 and 13 and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should". These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause future results to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

     - the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions);

     - changes in the market prices of gold and silver;

     - the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays;

     - the uncertainties inherent in the estimation of gold and silver ore reserves;

     - changes that could result from our future acquisition of new mining properties or businesses;

     - the effects of environmental and other governmental regulations; and

     - the risks inherent in the ownership or operation of investment in mining properties or businesses in foreign countries.

     We undertake no obligation to make any revision to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

TO THE HOLDERS OF OUR 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002:

                                  INTRODUCTION

     Coeur d'Alene Mines Corporation, an Idaho corporation, invites the holders of its 6% Convertible Subordinated Debentures due 2002 to tender their Debentures for purchase by the Company. We are offering to purchase up to $27,800,000 principal amount of the Debentures at a price not greater then $720 nor less than $640 per $1,000 principal amount of Debentures, plus accrued and unpaid interest from June 10 ,1999 up to, but not including, the date of payment.

     We will select the lowest purchase price that will allow us to buy approximately $27,800,000 principal amount of Debentures or such lesser amount of Debentures as are properly tendered and not withdrawn. All Debentures acquired in the Offer will be acquired at the same purchase price.

     The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as they may be amended or supplemented from time to time, together constitute the Offer.

     Only Debentures properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the proration provisions described in this Offer to Purchase, all of the Debentures tendered at or below the purchase price will not be purchased if more than $27,800,000 principal amount of Debentures are tendered. We will return Debentures tendered at prices in excess of the purchase price that we determine and Debentures we do not purchase because of proration as promptly as practicable following the Expiration Date. See Section 3.

     We reserve the right, in our sole discretion, to purchase more than $27,800,000 principal amount of Debentures pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 14.

     We shall not be obligated to purchase any Debentures if less than a minimum of $10,000,000 principal amount of Debentures are tendered. However, we reserve the right to purchase less than the $10,000,000 principal amount if we choose to do so. The Offer is also subject to other conditions. See Section 6.

     Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your Debentures or at what purchase price you should choose to tender your Debentures. You must make your own decision whether to tender your Debentures and, if so, what amount of Debentures to tender and the price or prices at which you will tender them. In deciding whether to tender and at what purchase price, you should consider our reasons for making this offer and other available information about us. See Section 2.

     If at the expiration of the Offer, more than $27,800,000 principal amount of Debentures (or such greater principal amount of Debentures as we may elect to purchase) are properly tendered at or below the purchase price and not properly withdrawn, we will buy Debentures on a pro rata basis from all holders of Debentures who properly tender Debentures at or below the purchase price. See
Section 1.

     The purchase price will be paid net to the tendering Debenture holder in cash, plus accrued and unpaid interest from June 10, 1999 up to, but not including the date of payment, for all Debentures purchased. Tendering Debenture holders who hold Debentures registered in their own name and who tender their Debentures directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal (Registered Debentures), transfer taxes on our purchase of Debentures in the offer. Owners of Registered Debentures holding their Debentures through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if holders tender their Debentures through the brokers or banks and not directly to the Depositary. Owners of Bearer Debentures who tender through direct accountholders in Euroclear or Clearstream should consult with such accountholders as to transaction costs.

     Also, any tendering Debenture holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Substitute Form W-8 (Non-United States Holder) obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 31% and 30%, respectively, of the gross proceeds payable to the tendering Debenture holder or other payee pursuant to the Offer. See Section 3.

     We will pay the fees and expenses incurred in connection with the Offer by ABN AMRO Incorporated, the Dealer Manager for this offer, The Bank of New York, the Depositary for this offer, and D.F. King & Co., Inc., and D.F. King (Europe), each the Information Agent for this Offer. See Section 15.

     As of May 8, 2000, we had $35,334,000 principal amount of 6% Convertible Subordinated Debentures due 2002 that were issued and outstanding. The $27,800,000 principal amount of Debentures that we are offering to purchase pursuant to the Offer represents approximately 79% of the outstanding 6% Convertible Subordinated Debentures due 2002. The Debentures are traded in the U.S. inter-dealer market. On May 8, 2000, the last full trading day before the announcement of the offer, the last bid price of the Debentures in the inter-dealer market, as a percent of par was 60 ($600 per $1,000 principal amount of Debentures). The Debentures also are listed, but not regularly traded, on the Luxembourg Stock Exchange, which posts a price for the Debentures not more frequently than monthly. On March 31, 2000, the date of the last posting, the price for the Debentures, as a percent of par was 58.

     The Debentures are convertible into shares of our common stock, par value $1.00 per share, at a conversion price of $25.57 per share. The shares of common stock into which the $27,800,000 principal amount of Debentures that we are offering to purchase pursuant to the offer represent approximately 3% of our issued and outstanding common stock. The common stock is listed and traded on the New York Stock Exchange under the symbol "CDE." On May 8, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the common stock as reported on the New York Stock Exchange was
$     per share. Holders of Debentures are urged to obtain current market quotations for the Debentures and the common stock. See Section 7.

                                   THE OFFER

1.  PRINCIPAL AMOUNT OF DEBENTURES.

     Upon the terms and subject to the conditions of the Offer, we will purchase $27,800,000 principal amount of our 6% Convertible Subordinated Debentures due 2002, or the lesser amount of Debentures that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at prices not greater than $720 nor less than $640 per $1,000 principal amount of Debentures, plus accrued and unpaid interest from June 10, 1999 up to, but not including the date of payment. Among other conditions, Coeur is not obligated to purchase any Debentures if less than a minimum of $10,000,000 principal amount of Debentures are tendered; provided, however, that Coeur reserves the right to purchase less than the $10,000,000 minimum principal amount if it chooses to do so.

     The term "Expiration Date" means 12 noon, New York City time, and 5 p.m., London time, on Thursday, June 8, 2000. We may, in our sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the offer.

     In accordance with the Letters of Transmittal, holders of Debentures desiring to tender Debentures must either (1) specify that they are willing to sell their Debentures to us at the price determined in the Offer, not less than $640 nor more than $720 per $1,000 principal amount, or (2) specify the price, not more than $720 nor less than $640 per $1,000 principal amount of Debentures, at which they are willing to sell their Debentures to us in the Offer. As promptly as practicable following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single purchase price per $1,000 principal amount of Debentures that we will pay for Debentures properly tendered and not properly withdrawn pursuant to the Offer, taking into account the amount of Debentures tendered and the prices specified by tendering holders. We will select the lowest purchase price that will allow us to buy $27,800,000 principal amount of Debentures or such lesser amount of Debentures as are properly tendered and not withdrawn. All Debentures purchased in the Offer will be purchased at the same purchase price.

     Only Debentures properly tendered at prices at or below the purchase price we determine and not properly withdrawn will be purchased. However, because of the proration provisions, all of the Debentures tendered at or below the purchase price may not be purchased if more than $27,800,000 principal amount of Debentures is properly tendered. All Debentures tendered and not purchased pursuant to the Offer, including Debentures tendered at prices in excess of the purchase price we determine and Debentures not purchased because of proration, will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date.

     We reserve the right to purchase more than $27,800,000 principal amount of Debentures pursuant to the Offer. See Section 14.

     In the event of an oversubscription of the Offer, Debentures tendered at or below the purchase price before the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

     If we (1) increase the price that may be paid for Debentures above $720 per $1,000 principal amount of Debentures or decrease the price that may be paid for Debentures below $640 per $1,000 principal amount of Debentures, (2) materially increase the Dealer Manager's fee, (3) increase the amount of Debentures that we may purchase in the offer by more than 2% of the outstanding Debentures, or (4) decrease the minimum amount of Debentures that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14.

     We shall not be obligated to purchase any Debentures if less than a $10,000,000 minimum principal amount of Debentures is tendered. However, we reserve the right to purchase less than the $10,000,000 principal amount if we choose to do so. The Offer also is subject to other conditions. See Section 6.

     PRIORITY OF PURCHASES. If more than $27,800,000 principal amount (or a greater principal amount of Debentures as we may elect to purchase) have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn before the Expiration Date, we will purchase properly tendered Debentures on a pro rata basis. Therefore, all of the Debentures that a Debenture holder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price.

     PRORATION. If proration of tendered Debentures is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each holder tendering Debentures, will be based on the ratio of the amount of Debentures tendered by the holder to the total amount of Debentures tendered by all Debenture holders at or below the purchase price we select. Because of the effort required to determine the amount of Debentures properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any Debentures purchased pursuant to the offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, Debenture holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. The Letter of Transmittal affords each tendering holder the opportunity to designate the order of priority in which Debentures tendered are to be purchased in the event of proration.

     OFFER TO PURCHASE AND LETTER OF TRANSMITTAL. This Offer to Purchase and the relevant Letter of Transmittal will be mailed to record holders of the Registered Debentures and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our Registered Debenture holder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Debentures.

     Notices of the Offer will be given to holders of the Debentures by publication in a leading daily newspaper of general circulation in New York City and in London and, a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, in Europe. We expect to publish notices in The Wall Street Journal (Eastern Edition), the Financial Times and the Luxemburger Wort. The Notices will include a summary of the Offer and information necessary to obtain copies of this Offer of Purchase and the Letters of Transmittal for Bearer Debentures, as well as Registered Debentures.

2.  PURPOSE OF THE OFFER.

     The reasons that we are conducting our offer to purchase Debentures are to:

     - reduce the Company's interest expense; and

     - take advantage of Coeur's current liquidity and improve the capital structure of our balance sheet by reducing our outstanding debt.

     Our Board has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager makes any recommendation to Debenture holders as to whether to tender or refrain from tendering their Debentures or as to the purchase price at which holders should tender their Debentures, and none of them have authorized any person to make any recommendation. Debenture holders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, what amount of Debentures to tender and the price or prices at which to tender them.

     We currently have no plans, proposals or negotiations underway that relate to or would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     - any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

     - any material change in our present Board of Directors or management or any plans or proposals to change the number of directors or to change any material term of the employment contract of any executive officer;

     - any material change in our present dividend policy of not paying cash dividends on our common stock, our capitalization, corporate structure or business;

     - our common stock being delisted by the New York Stock Exchange;

     - the acquisition or disposition by any person of our securities; or

     - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

     Although we have no current plans to acquire additional Debentures other than through the Offer, we may, in the future, purchase additional Debentures in the open market, in private transactions, through tender offers or otherwise, subject to the approval of our Board. Future purchases may be on the same terms as this Offer or on terms that are more or less favorable to holders than the terms of this Offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Debentures, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases by us will depend on many factors, including:

     - the market price of the Debentures at that time;

     - the results of this Offer;

     - our business and financial position; and

     - general economic and market conditions.

3.  PROCEDURES FOR TENDERING DEBENTURES.

     PROPER TENDER OF REGISTERED DEBENTURES.

     For Registered Debentures to be tendered properly pursuant to the Offer:

     (1) the certificates for the Debentures, or confirmation of receipt of the Debentures pursuant to the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, (b) an Agent's Message (as defined below) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12 noon, New York City time, 5 p.m., London time on the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

     (2) the tendering Debenture holder must comply with the guaranteed delivery procedure set forth below.

     Debenture holders who hold Debentures through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if their Debentures are tendered through the brokers or banks and not directly to the Depositary.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if:

     (1) the Letter of Transmittal is signed by the registered holder of the Registered Debentures (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Debentures) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     (2) Debentures are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constitutes an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a certificate for a Debenture is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Debentures not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

     In all cases, payment for Debentures tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Debentures (or a timely confirmation of the book-entry transfer of the Registered Debentures into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

     The method of delivery of all documents, including certificates for Debentures, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering holder. If delivery is by mail, we recommend that holders use certified or registered mail with return receipt requested, properly insured.

     BOOK-ENTRY DELIVERY OF REGISTERED DEBENTURES. The Depositary will establish an account with respect to the Debentures for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Debentures by causing the Book-Entry Transfer Facility to transfer Debentures into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Debentures may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Debentures that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Participants in the Book-Entry Transfer Facility may tender their Debentures in accordance with the Automated Tender Offer Program to the extent it is available to them for the Debentures they wish to tender. A holder tendering through the Automated Tender Offer Program must expressly acknowledge that the holder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

     GUARANTEED DELIVERY. If a holder desires to tender Registered Debentures pursuant to the Offer and the holder's Debenture certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer of Registered Debentures cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Debentures still may be tendered, if all of the following conditions are satisfied:

     (1) the tender is made by or through an Eligible Institution;

     (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

     (3) the certificates for all tendered Debentures, in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

     RETURN OF UNPURCHASED DEBENTURES. If any tendered Registered Debentures are not purchased, or if less than all Debentures evidenced by a holder's certificates are tendered, certificates for unpurchased Debentures will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Debentures tendered by book-entry transfer at the Book-Entry Transfer Facility, the Debentures will be credited to the appropriate account maintained by the tendering holder at the Book-Entry Transfer Facility, in each case without expense to the holder.

PROPER TENDER OF BEARER DEBENTURES

     A holder of Bearer Debentures wishing to tender Debentures in the Offer, must, at or before 5 p.m., London time, on the Expiration Date, comply with one of the following procedures:

     a) Deliver a duly completed Letter of Transmittal together with the Debentures to the Depositary, at its London address set forth on the back cover of this Offer to Purchase. Debentures purchased by Coeur in the Offer must include all unmatured coupons.

     b) In the case of Debentures held through Euroclear or Clearstream, a holder wishing to tender Debentures must first arrange for an electronic instruction to be sent Euroclear or Clearstream in accordance with their normal procedures instructing either Euroclear or Clearstream, as the case may be, to tender Debentures on their behalf.

     c) Alternatively (in the case of Debentures held through Euroclear or Clearstream) the direct accountholder in either Euroclear or Clearstream may submit a Letter of Transmittal to the Depositary and simultaneously irrevocably instruct Euroclear or Clearstream, as the case may be to:

     1. block any attempt to transfer the tendered Debentures on or prior to the payment date for the Debentures accepted for purchase by Coeur;

     2. debit its account on the payment date in respect of all Debentures tendered (or in respect of such lesser portion of such Debentures as shall be accepted for purchase by Coeur), upon receipt of an instruction by the Depositary to have such Debentures, including all unmatured coupons, delivered to Citibank, N.A., the Trustee for the Debentures, for cancellation (but subject to the automatic withdrawal of the relevant portion of such irrevocable instructions in the event that the Letter of Transmittal is withdrawn or revised by the direct accountholder prior to 5 p.m., London time (12 noon, New York City time), on the Expiration Date, in each case as notified to Euroclear or Clearstream, as the case may be, by the Depositary on or before the payment);

     3. authorize Euroclear or Clearstream to disclose the name of the direct accountholder and information about the foregoing instructions to the Depositary; and

     4. confirm that the direct accountholder is concurrently delivering a Letter of Transmittal to the Depositary tendering Debentures for purchase in the offer.

        Any holder of Debentures tendering Debentures via this procedure must ensure that the instructions transmitted through the Euroclear or Clearstream accountholder can be allocated to the Offer to Purchase. Holders must submit a separate set of instructions for each Letter of

        Transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount of Debentures tendered pursuant to such Letter of Transmittal, notwithstanding any reduction in the aggregate principal amount of Debentures accepted as a result of proration. To the extent that instructions cannot be reconciled with the Offer to Purchase, the tender may be deemed not to have been properly submitted.

        Any Letter of Transmittal for a tender of the Debentures must be completed by a direct accountholder in Euroclear or Clearstream through which the Debentures are held. In the case of Debentures not held through an account with Euroclear or Clearstream, a Debenture holder wishing to tender Debentures in the Offer must first arrange to have the Debentures held through this type of account, either in the name of the Debenture holder or in the name of a bank or financial institution acting on behalf of the Debenture holder. In addition, the direct accountholder in Euroclear or Clearstream completing the Letter of Transmittal must deliver to Euroclear or Clearstream, as the case may be, by tested telex or according to their normal procedures,
        (a) irrevocable instructions to (i) block any attempt to transfer the Debentures on or prior to the payment date for the Debentures and
        (ii) debit its account on the payment date in respect of all the Debentures (or in respect of such lesser portion of the Debentures as shall be accepted for exchange or purchase by Coeur), upon receipt of an instruction by the Depositary (but subject to the automatic withdrawal of the relevant portion of such irrevocable instruction in the event that the Offer is terminated by Coeur or the Letter of Transmittal is withdrawn or revised by the direct accountholder prior to 5 p.m. London time, on the Expiration Date, in each case as notified to Euroclear or Clearstream, as the case may be, by the Depositary on or before the payment date), (b) an irrevocable authorization to disclose the name of the direct accountholder and information about the foregoing instructions and (c) a confirmation that the direct accountholder is concurrently delivering a Letter of Transmittal tendering the Debenture to the Depositary (all of the foregoing being collectively referred to herein as "Debenture Instructions"). Any Debenture holder tendering Debentures must ensure that the Debenture Instructions transmitted through the Euroclear or Clearstream accountholder can be allocated to its tender in the Offer. To the extent that Debenture Instructions cannot be reconciled with the tender, the tender will be deemed not to have been properly submitted.

     Neither Coeur, the Dealer Manager, the Depositary nor the Information Agent will be responsible for the communication of tenders by Debentures holders to the direct accountholders in Euroclear or Clearstream through which they hold Debentures or by such accountholders to the Depositary, Euroclear or Clearstream.

     Debenture holders will not be responsible for the payment of any fees or commission to the Depositary, or the Dealer Manager. Debenture holders should, however, consult with the direct accountholders in Euroclear or Clearstream as to any transaction fees.

     In no event should a Debenture holder tendering Debentures send a Letter of Transmittal or Debentures to Coeur, the Dealer Manager or the Information Agent.

BOTH FORMS OF DEBENTURES.

     SELECTION OF PURCHASE PRICE. In accordance with the Letters of Transmittal, each Debenture holder desiring to tender Debentures pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Debentures Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Debentures Tendered at Price Determined by Debenture Holder" indicating the price at which Debentures are being tendered. A tender of Debentures will be proper if and only if, one of these boxes is checked on the Letter of Transmittal.

     If tendering Debenture holders wish to maximize the chance that their Debentures will be purchased, they should check the box in the section on the Letter of Transmittal captioned "Debentures Tendered at Price Determined Pursuant to the Offer." Note that this election could result in the tendered Debentures being purchased at the minimum price of $640 per $1,000 principal amount of Debentures.

     If tendering Debenture holders wish to indicate a specific price at which their Debentures are being tendered, they must check a box under the section captioned "Price per $1,000 principal amount of Debentures at Which Debentures Are Being Tendered." Tendering Debenture holders should be aware that this election could mean that none of their Debentures will be purchased if they check a box other than the box representing the lowest price. A Debenture holder who wishes to tender Debentures at more than one price must complete separate Letters of Transmittal for each price at which Debentures are being tendered. The same Debentures cannot be tendered (unless previously properly withdrawn in accordance with the terms of the offer) at more than one price.

     DETERMINATION OF VALIDITY; REJECTION OF DEBENTURES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the principal amount of Debentures to be accepted, the purchase price to be paid for Debentures to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Debentures will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Debentures that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Debentures or any particular holder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Debentures will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder or waived by us. We will not, and none of the Dealer Manager, the Depositary, the Information Agent or any other person, will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

     TENDERING DEBENTURE HOLDER'S REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Debentures pursuant to any of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty to us that (1) the holder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Debentures at least equal to the amount of Debentures being tendered, and
(2) the tender of Debentures complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Debentures for that person's own account unless, at the time of tender and at the end of the proration period or period during which Debentures are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of Debentures tendered and (2) will deliver or cause to be delivered the Debentures in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Debentures tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and us on the terms and conditions of the Offer.

     UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a Debenture holder or other payee pursuant to the offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the holder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the holder otherwise establishes to the satisfaction of the Depositary that the holder is not subject to backup withholding. If the United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder (as defined in Section 13) may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to these backup withholding and information reporting requirements.

     In order for a Non-United States Holder to qualify as an exempt recipient, that holder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that holder's exempt status. These statements can be obtained from the Depositary. See Instruction 13 of the Letter of Transmittal.

     To prevent United States federal income tax backup withholding equal to 31% of the gross payments made to holders for Debentures purchased pursuant to the Offer, each holder who does not otherwise establish an exemption from the backup withholding must provide the Depositary with the holder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

     WITHHOLDING FOR NON-UNITED STATES HOLDERS. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form 4224 will generally be required to file a United States federal income tax return and will be subject to United States federal income tax on income derived from the sale of Debentures pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a United States Holder. The Depositary will determine a holder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form
4224) unless facts and circumstances indicate that reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets those tests described in Section 13 that would characterize the transaction as giving rise to a capital gain as opposed to interest income or is otherwise able to establish that no tax or a reduced amount of tax is due.

     Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     DELIVERY OF DEBENTURE CERTIFICATES. Certificates for Debentures, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.  WITHDRAWAL RIGHTS.

     Debentures tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless already accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after 12 noon, New York City time, and 5 p.m., London time on Thursday, June 8, 2000. Except as otherwise provided in this Section 4, tenders of Debentures pursuant to the Offer are irrevocable.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering holder, the amount of Debentures to be withdrawn and the name of the registered holder of the Debentures if different from that of the person who tendered the Debentures. If the certificates for Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering holder must also submit the serial numbers shown on the particular certificates for Debentures to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Debentures tendered for the account of an Eligible Institution). If Registered Debentures have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Debentures and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor none of the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

     Withdrawals may not be rescinded, and any Debentures properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Debentures may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

     If we extend the Offer, are delayed in our purchase of Debentures or are unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Debentures on our behalf, and the Debentures may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Debentures that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Debentures tendered promptly after termination or withdrawal of a tender offer.

5.  PURCHASE OF DEBENTURES AND PAYMENT OF PURCHASE PRICE.

     As promptly as practicable following the Expiration Date, we (1) will determine a single purchase price per $1,000 principal amount of Debentures we will pay for the Debentures properly tendered and not properly withdrawn before the Expiration Date, taking into account the principal amount of Debentures tendered and the prices specified by tendering holders, and (2) will accept for payment and pay for (and thereby purchase) up to $27,800,000 principal amount of Debentures properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, Debentures that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of its acceptance of the Debentures for payment pursuant to the Offer.

     We will accept for payment and pay the purchase price for all of the Debentures accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Debentures tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Debentures, or of a timely Book-Entry Confirmation of Debentures into the Depositary's account at the Book-Entry Transfer Facility (Registered Debentures), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.

     We will pay for Debentures purchased pursuant to the Offer by depositing the aggregate purchase price, plus accrued and unpaid interest from June 10, 1999 up to, but not including, the date of payment, for the Debentures with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

     In the event of proration, we will determine the proration factor and pay for those tendered Debentures accepted for payment as soon as practicable after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Debentures purchased until approximately seven business days after the Expiration Date. Certificates for all Debentures tendered and not purchased, including all Debentures tendered at prices in excess of the purchase price and Debentures not purchased due to proration or conditional tenders, will be returned or, in the case of Debentures tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Debentures, to the tendering holder at our expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering holders. Except for accrued and unpaid interest on the Debentures from June 10, 1999 up to, but not including the date of payment, we will pay no interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Debentures pursuant to the offer. See Section 6.

     We will pay all transfer taxes, if any, payable on the transfer to us of Debentures purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Registered Debentures are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

     Any tendering holder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 or Substitute Form W-8 included with the relevant Letter of Transmittal may be subject to required United States federal income tax backup withholding of 31% or 30%, respectively, of the gross proceeds paid to the holder or other payee pursuant to the offer. See Section 3. Also see Section 3 regarding United States federal income tax consequences for Non-United States holders.

6.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Debentures tendered, subject to the rules under the Exchange Act, if at any time on or after May 9, 2000 and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment:

     - there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

          (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Debentures pursuant to the Offer or otherwise relates in any manner to the Offer; or

          (2) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the Offer to us;

     - there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

          (1) make the acceptance for payment of, or payment for, some or all of the Debentures illegal or otherwise restrict or prohibit consummation of the Offer;

          (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Debentures;

          (3) materially impair the contemplated benefits of the Offer to us; or

          (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

     - there has occurred any of the following:

          (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares of our common stock or on the benefits of the Offer to us;

          (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (7) any decline in the New York Stock Exchange Composite Index by an amount in excess of 10% measured from the close of business on May 9, 2000.

     - a tender or exchange offer for any or all of the Debentures (other than this Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

     - we learn that:

          (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 8, 2000); or

          (2) any entity, group or person who has filed a Schedule 13D or
     Schedule 13G with the SEC on or before June 8, 2000 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 2% or more of our outstanding shares of common stock.

     - any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities; or

     - any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or our subsidiaries.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF THE DEBENTURES AND THE COMMON STOCK; INFORMATION REGARDING THE DEBENTURES.

     The Debentures are traded in the U.S. inter-dealer market. The following table sets forth, for the periods indicated, the high and low bid prices of the Debentures in the U.S. inter-dealer as a percent of par:

                                                              HIGH   LOW
                                                              ----   ---
1998
  First quarter.............................................   80    70
  Second quarter............................................   80    60
  Third quarter.............................................   62    51
  Fourth quarter............................................   60    57
1999
  First quarter.............................................   65    60
  Second quarter............................................   66    61
  Third quarter.............................................   66    62
  Fourth quarter............................................   66    61
2000
  First quarter.............................................   66    62
  Second quarter (through
     May 8, 2000)...........................................   64    60

     The last bid price of the Debentures in the U.S. inter-dealer market on May 8, 2000, as a percent of par was 60.

     The Debentures are not actively traded in the U.S. The Debentures are listed, but not regularly traded, on the Luxembourg Stock Exchange, which posts a price for the Debentures not more frequently than monthly. On March 31, 2000, the date of the last posting, the price as a percent of par was $58.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol "CDE". The following table sets forth, for the periods indicated, the high and low closing sale prices per share as reported by the New York Stock Exchange. We have not paid any cash dividends on our common stock since 1996.

                                                                HIGH       LOW
                                                              --------   -------
1998
  First quarter.............................................  $13.0000   $8.0000
  Second quarter............................................   13.5000    6.3750
  Third quarter.............................................    7.8750    4.0625
  Fourth quarter............................................    7.4375    4.1250
1999
  First quarter.............................................    6.0000    3.8750
  Second quarter............................................    5.0000    3.7500
  Third quarter.............................................    5.0625    4.0000
  Fourth quarter............................................    5.2500    3.1250
2000
  First quarter.............................................    4.1250    2.8750
  Second quarter (through May 8, 2000)......................    3.8750    2.4375

     On May 8, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares of common stock as reported on the New York Stock Exchange was $3.875 per share.

     The following sets forth information regarding the Debentures:

Debentures Outstanding.....  $35,334,000 principal amount at May 9, 2000.

Interest Payment Dates.....  Annually on June 10.

Conversion Price...........  Convertible into common stock prior to maturity, unless previously redeemed, at a conversion rate of approximately 39 shares of common stock for each $1,000 principal amount (equivalent to a conversion price of $25.57 per share of common stock), subject to adjustment under certain circumstances.

Redemption.................  Redeemable, in whole or in part, at the option of the Company, at 100% of principal amount, together with accrued interest.

Sinking Fund...............  None.

Indenture..................  The Indenture under which the Debentures were issued is between the Company and Citibank, N.,A., as trustee, and was entered into as of June 10, 1987.

Subordination..............  Subordinated to all future and existing senior indebtedness (as defined in the Indenture), none of which was outstanding at March 31, 2000.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming we purchase $27,800,000 principal amount of Debentures pursuant to the offer at the maximum specified purchase price of $720 per $1,000 principal amount of Debentures, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $20,950,000. At March 31, 2000, our available cash and cash equivalents amounted to approximately $80.9 million from which we will cover the purchase price and related costs.

9.  CERTAIN INFORMATION CONCERNING COEUR.

     GENERAL. We are engaged through our subsidiaries in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within the United States (Nevada, Idaho and Alaska), Western Australia and South America (Bolivia and Chile).

     Our most significant mining properties and interests are:

     - The Rochester Mine is a silver and gold surface mining operation located in northwestern Nevada and is 100% owned and operated by us. It is one of the largest and lowest cost of production primary silver mines in the United States. During 1999, we acquired the mineral rights to the Nevada Packard property which is located two miles south of the Rochester mine;

     - We own 100% of the capital stock of Coeur Silver Valley, Inc. ("Silver Valley"), which owns and operates the Galena underground silver mine that resumed production in May 1997, and also owns the Coeur underground silver mine that discontinued operations on July 2, 1998. In addition, Silver Valley owns the Caladay property that adjoins the Galena mine, and has operating control of several contiguous exploration properties in the Coeur d'Alene Silver Mining District of Idaho;

     - The Fachinal Mine is an open pit and underground gold and silver mine which is wholly-owned and operated by Coeur and located in southern Chile, South America;

     - The Petorca Mine is an underground gold and silver mine which is wholly-owned and operated by us and is located in central Chile, South America;

     - We own 50% of the capital stock of Gasgoyne Gold Mines NL, an Australian gold mining company, which owns 50% of the Yilgarn Star Mine, and certain other exploration-stage properties. The Yilgarn Star mine is an underground gold mine located in Western Australia;

     - The Kensington Property, located north of Juneau, Alaska is 100% owned and operated by us and is being developed as an underground gold mine. An independently prepared optimization study completed in late 1998 estimated cash operating costs of $190 per ounce of gold and estimated capital costs to develop the mine of $192 million;

     - Empressa Minera Manquiri S.A., a Bolivian company, is a wholly-owned subsidiary that controls the mining rights for the San Bartolome silver project. San Bartolome is an early stage silver development property in Bolivia; and

     - We own approximately 3.5% of the outstanding shares of Pan American Silver Corporation, a publicly traded, British Columbia corporation that is engaged in silver mining and exploration, and Coeur owns 100% of NPMC, Inc., a Delaware corporation that owns a 20% net profit royalty interest in the Quiruvilca Silver mine in Peru.

     We also have interests in other properties which are the subject of silver or gold exploration activities at which no mineable ore reserves have yet been delineated.

     We have incurred net losses from continuing operations in each of the last five fiscal years and in the first quarter of the current fiscal year. Such net losses from continuing operations amounted to $1.3 million in the year ended December 31, 1995, $54.6 million in the year ended December 31, 1996, $14.1 million in the year ended December 31, 1997, $246.4 million in the year ended December 31, 1998, $32.3 million in the year ended December 31, 1999 and $9.8 million in the quarter ended March 31, 2000. Although the Company had $144.0 million of working capital at March 31, 2000, its total long-term liabilities, including liability under the Debentures, as of that date amounted to $263.1 million. The Company's net worth (total assets minus total liabilities) at March 31, 2000 amounted to $54.3 million.

     We are headquartered at 505 First Ave., P.O. Box "I", Coeur d'Alene, Idaho 83816. Our telephone number is (208) 667-3511.

     WHERE YOU CAN FIND MORE INFORMATION. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other documents also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Accordingly, we incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999 (SEC File No. 1-8641). The document contains important information about us.

     We also incorporate by reference any additional documents that we may file with the SEC between the date of this Offer and the date of expiration of withdrawal rights. Those documents include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 505 Front Ave., P.O. Box "I", Coeur d'Alene, Idaho 83816, telephone: (208) 667-3511. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE DEBENTURES.

     We have not effected any transactions involving the Debentures during the 60 days prior to May 9, 2000, other than the purchase of $248,000 principal amount of the Debentures on March 27, 2000 for $158,720.

     To our knowledge, none of our directors or executive officers owned any Debentures as of May 9, 2000. Furthermore, we are not aware of any transactions involving Debentures during the 60 days prior to May 9, 2000, to which any of our directors or executive officers was a party.

     As of March 17, 2000, which was the record date for determining shareholders entitled to notice of and to vote at our Annual Meeting of Shareholders to be held on May 9, 2000, all of our directors and executive officers as a group (17 persons) beneficially owned approximately 356,000 shares of our common stock, which constituted less than 1% of the 37,050,068 shares of our common stock that were outstanding on that date.

     Except as otherwise described in this Offer to Purchase or in our Annual Report on Form 10-K for the year ended December 31, 1999 incorporated herein by reference (including our Proxy Statement dated March 31, 2000 incorporated therein by reference), neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11.  EFFECTS OF THE OFFER ON THE MARKET FOR THE DEBENTURES.

     Our purchase of Debentures pursuant to the Offer will reduce the amount of Debentures that might otherwise trade publicly as well as the number of holders. If we purchase $27,800,000 principal amount of Debentures pursuant to the Offer, there will remain outstanding only $7,534,000 principal amount of outstanding Debentures, which can be expected to adversely affect the liquidity of the market for such Debentures.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Debentures as contemplated in this Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Debentures as contemplated by this offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Debentures tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for Debentures are subject to conditions. See Section 7.

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

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a general description of certain United States federal income tax consequences applicable under current law to the sale of Debentures pursuant to this offer. This summary describes the tax consequences to a holder of Debentures that is a "United States Holder" (which, for the purpose of this discussion, means a beneficial owner ("Owner") of a Debenture that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")). This discussion does not deal with special classes of owners, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons subject to the alternative minimum tax, an owner that is not a United States Holder ("Non-United States Holder"), owners holding Debentures as part of a hedge, straddle or in connection with a synthetic security transaction. In addition, this discussion does not describe any tax consequences arising out of the laws of any state, local or foreign jurisdiction. This discussion assumes that the Debentures are held as "capital assets" within the meaning of Code Section 1221. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF TENDERING THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

SALES OF DEBENTURES PURSUANT TO THE OFFER.

     Subject to the market discount and bond premium rules discussed below, a holder who receives cash for Debentures pursuant to the Offer will recognize capital gain or loss equal to the difference between the amount of cash received (excluding any amount attributable to accrued interest) and the holder's adjusted tax basis in the Debentures sold. Generally, a holder's adjusted tax basis in a Debenture will be the cost of the Debenture to such holder. If applicable, a holder's adjusted tax basis in a Debenture will be increased by any market discount previously included in income by such holder pursuant to an election to include market discount in gross income as it accrues, and generally will be reduced by the accrual of amortizable bond premium which the holder has previously elected to offset against interest payments on the Debenture. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum rate of 20% on capital gain realized on the disposition of an asset held for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. To the extent that the amount paid for the Debentures represents accrued interest, it will constitute ordinary income to the holder unless previously included in income.

     A holder who acquired a Debenture after its original issuance at a market discount (subject to a statutorily-defined de minimis exception) will generally be required to treat any gain on a sale thereof pursuant to the offer as ordinary income rather than capital gain to the extent of accrued market discount, unless an election was made to include market discount in income as it accrued. Market discount generally equals the excess of the stated redemption price at maturity of a debt instrument over a holder's initial tax basis in the debt instrument.

     If a Debenture purchased at a premium after the Debenture's original issuance is sold pursuant to the Offer, a holder who has elected to deduct bond premium may be able to claim as an ordinary deduction in the taxable year of disposition an amount equal to any remaining unamortized bond premium.

BACKUP WITHHOLDING.

     A holder whose Debentures are tendered and accepted for payment may be subject to backup withholding at the rate of thirty-one percent (31%) with respect to the gross proceeds from the sale of such Debentures unless such holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) accurately completes the Substitute Form W-9 included in the Letter of Transmittal. Holders that do not provide their correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld under these rules will be creditable against the holder's federal income tax liability and any excess or overpayment of federal income taxes pursuant to the imposition of backup withholding should be returned to the affected holder, provided certain required information is reported to the IRS. See "Important Tax Information" in the Letter of Transmittal.

INFORMATION REPORTING.

     We will provide information statements to tendering holders and to the IRS reporting the cash payments, as required by law.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. THIS SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, PROPOSED REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Debentures by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Debentures not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Debentures upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Debentures that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Debentures tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of Debentures or by decreasing or increasing the amount of Debentures being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 12 noon, Eastern time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13d-4(e)(2) under the Exchange Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.
If:

          (1) we increase or decrease the price to be paid for Debentures, materially increase the Dealer Manager's fee or increase or decrease the principal amount of Debentures being sought in the offer and, in the event of an increase in the principal amount of Debentures being sought, the increase exceeds 2% of the outstanding Debentures, and

          (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of a period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 am through 12:00 Midnight, New York City time.

15.  FEES AND EXPENSES.

     We have retained ABN AMRO Incorporated to act as our financial advisor, as well as the Dealer Manager, in connection with the Offer. ABN AMRO Incorporated will receive, for these services as Dealer Manager, a fee based on the principal amount of Debentures tendered and purchased in the Offer, as follows:
$15,000,000 principal amount or less -- $300,000 fee; greater than $15,000,000 but not more than $25,000,000 principal amount -- $300,000 fee plus $30 for each $1,000 principal amount above $15,000,000; or $25,000,000 or more -- $600,000 fee. We also have agreed to reimburse ABN AMRO Incorporated for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify ABN AMRO Incorporated against liabilities in connection with the Offer, including liabilities under the federal securities laws.

     We have retained D.F. King & Co., Inc., and D.F. King (Europe), to act as Information Agent and The Bank of New York to act as Depositary in connection with the offer. The Information Agent may contact holders of Debentures by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee holders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Debentures pursuant to the Offer. Debenture holders holding Debentures through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if holders tender Debentures through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Debentures held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all transfer taxes, if any, on our purchase of Debentures except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer or the acceptance of Debentures pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Debentures residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning us.

     Tendering Debenture holders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering holders with information or make any representation on behalf of us in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering holders should not rely on that information or representation as having been authorized by us.

                                          COEUR D'ALENE MINES CORPORATION

May 9, 2000

     Manually signed facsimile copies of the related Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Debentures and any other required documents should be sent or delivered by each Debenture holder, or the holder's broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below. To confirm delivery of Debentures, holders are directed to contact the Depositary.

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK
                             FOR BEARER DEBENTURES

          By Mail:                By Overnight Delivery:            By Hand Delivery:
    The Bank of New York           The Bank of New York           The Bank of New York
      30 Cannon Street               30 Cannon Street               30 Cannon Street
       London EC4M 6XH                London EC4M 6XH                London EC4M 6XH
           England                        England                        England
    Attention Linda Read           Attention Linda Read           Attention Linda Read
  Telephone 44-207-964-7284      Telephone 44-207-964-7284      Telephone 44-207-964-7284
     Fax 44-207-964-6369            Fax 44-207-964-6369            Fax 44-207-964-6369

                           FOR REGISTERED DEBENTURES

        By Hand or Overnight Courier:                 By Registered or Certified Mail:
             The Bank of New York                           The Bank of New York
              101 Barclay Street                             101 Barclay Street
           New York, New York 10286                       New York, New York 10286
   Attention: Securities Processing Windows             Attention: Tolutope Adeyoju
           Reorganization, Floor 7E                       Reorganization, Floor 7E

                           By Facsimile Transmission:
                                 (212) 815-6339

                             Confirm by Telephone:
                                 (212) 815-3738

             For Information with respect to the Tender Offer call:
                                Tolutope Adeyoju
                               at (212) 815-3738

     TENDERING DEBENTURE HOLDERS MAY REQUEST ADDITIONAL COPIES OF THIS OFFER, THE RELATED LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY AND DIRECT QUESTIONS AND REQUESTS FOR ASSISTANCE TO THE INFORMATION AGENT OR DEALER MANAGER AT THEIR RESPECTIVE ADDRESSES AND TELEPHONE NUMBERS SET FORTH BELOW.

                    THE INFORMATION AGENT FOR THE OFFER IS:

            D.F. KING & CO., INC.                           D.F. KING (EUROPE)

               77 Water Street                     2(nd) Floor, 2 London Wall Buildings
                20(th) Floor                                    London Wall
             New York, NY 10005                              London EC2M 5 PP
                                                                  England
Banks and Brokers Call Collect: 212-269-5550               Tel: 44 207 920 9700
   All Others Call Toll Free: 800-359-5559

                      THE DEALER MANAGER FOR THE OFFER IS:

                             ABN AMRO INCORPORATED

                          1290 Avenue of the Americas
                                  10(th) Floor
                               New York, NY 10104
                                  212-258-1600
                            Toll Free: 800-227-1123

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